UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2010

HELIX BIOMEDIX, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	033-20897-D	91-2099117
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

22118 20th Avenue S.E., Suite 204

Bothell, Washington 98021

(425) 402-8400

(Address and telephone number of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02	Unregistered Sales of Equity Securities.

On March 5, 2010, Helix BioMedix, Inc. (the “Company”) issued to 8 accredited investors convertible promissory notes in the aggregate principal amount of $2,900,000 (the “Notes”) and warrants to purchase an aggregate of 725,000 shares of the Company’s Common Stock at an exercise price per share equal to $0.80 (the “Warrants”). This issuance (the “Note and Warrant Offering”) was exempt from registration pursuant to Rule 506 of Regulation D under Section 4(2) of the Securities Act of 1933, as amended.

The Notes shall accrue interest at the rate of 8% per annum and are due and payable on July 1, 2013 unless (i) converted automatically (a) upon the consummation by the Company of an equity financing with proceeds to the Company of at least $7,500,000 (including the aggregate principal and accrued interest due on the Notes) (an “Equity Financing”), whereupon the Notes shall be converted automatically into shares of the Company’s capital stock issued in the Equity Financing at a price equal to the lesser of the per share price of the securities issued and sold in the Equity Financing and $0.80, or (b) upon the consummation of a sale of substantially all of the Company’s assets or a merger of consolidation of the Company in which the Company’s stockholders will hold, in the aggregate, less than 50% of the voting power of the combined entity, whereupon the Notes shall be converted automatically into shares of the Company’s common stock at a price equal to the lesser of the per share price attributed to the Company’s common stock in connection with such transaction and $0.80; (ii) converted voluntarily at and as of the maturity date into shares of the Company’s common stock at a price equal to $0.80; or (iii) the Company defaults under the Notes (including a default by the Company with respect to the convertible notes issued by the Company on February 10 and March 5, 2009 and February 14, 2008), in which event the Notes shall become immediately due and payable. Purchasers of Notes and Warrants in the Note and Warrant Offering included the following: (i) RBFSC, Inc., which purchased a Note in the principal amount of $2,200,000 and received a Warrant to purchase up to 550,000 shares of the Company’s Common Stock, the President and director of which is Frank T. Nickell, who beneficially owned approximately 29.5% of the Company’s outstanding Common Stock as of March 19, 2009 and beneficially holds convertible promissory notes issued by the Company on February 14, 2008 and February 10, 2009 in the principal amounts of $3,000,000 and $2,000,000, respectively; (ii) Barry L. Seidman, a member of the Company’s Board of Directors, who purchased a Note in the principal amount of $150,000 and received a Warrant to purchase up to 37,500 shares of the Company’s Common Stock; and (iii) Lawrence Blake Jones, a member of the Company’s Board of Directors, who purchased Notes in the aggregate principal amount of $300,000 and received Warrants to purchase an aggregate of up to 75,000 shares of the Company’s Common Stock.

Item 1.01	Entry into a Material Definitive Agreement.

On March 3, 2010, the Company entered into an International Distribution Agreement (the “Distribution Agreement”) with RubyDerm Bio Inc. (“RubyDerm”), pursuant to which RubyDerm was appointed as an exclusive distributor of certain of the Company’s proprietary skin care, wound care and anti-microbial products in certain cosmetic and medical industry markets in China, Japan and South Korea. The Distribution Agreement contains initial and annual minimum purchase requirements and expires March 31, 2014 unless renewed for subsequent one-year terms upon mutual consent of the parties thereto.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Lawrence Blake Jones has been appointed to the Company’s Board of Directors as a Class III Director effective as of March 5, 2010. In connection therewith, the Board of Directors of the Company, in accordance with the Company’s established director compensation policy, granted to Mr. Jones non-qualified stock options to purchase up to 25,000 shares of the Company’s Common Stock pursuant to the Company’s 2000 Stock Option Plan at an exercise price equal to the closing price of the Company’s Common Stock on the date of grant, which options were fully vested as of the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIX BIOMEDIX, INC.

Dated: March 8, 2010	By:	/s/ R. STEPHEN BEATTY
R. Stephen Beatty
President and Chief Executive Officer

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